DONNELLY, PENMAN, FRENCH, HAGGARTY & CO.
300 River Place, Suite 4950
Detroit, MI 48207
Telephone:  1-866-440-2482 (toll free)

GERMAN AMERICAN BANCORP
Offer to Purchase for Cash Up To
1,000,000 Common Shares

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.
CENTRAL STANDARD TIME, ON MARCH 14, 2003, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

         German American Bancorp, an Indiana corporation (the “Company”), has appointed us to act as Dealer Manager in connection with its Offer to Purchase for cash up to 1,000,000 of its common shares, no par value, and associated preferred shares purchase rights (the “Shares”), at a price of $20.00 per Share, upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase, dated February 7, 2003, and in the related Letter of Transmittal, which together constitute the “Offer.”

         All Shares validly tendered and not withdrawn on or prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, will be purchased at the purchase price, subject to the terms and conditions of the Offer, including the proration and conditional tender provisions. See Sections 1 and 6 of the Offer to Purchase.

         As described in the Offer to Purchase, if more than 1,000,000 Shares have been validly tendered and not withdrawn, the Company will purchase validly tendered (and not withdrawn) Shares in the following order of priority:

•
First, the Company will purchase Shares from all holders of “odd lots” of less than 100 shares who have properly tendered all of their Shares prior to the Expiration Date and completed the “Odd Lots” box in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•
Second, the Company will purchase all Shares conditionally tendered in accordance with Section 6 of the Offer to Purchase for which the condition was satisfied without regard to the procedure in the next bulleted clause, and all other Shares tendered properly and unconditionally on a pro rata basis if necessary; and

•
Finally, if necessary to permit the Company to purchase 1,000,000 Shares, Shares conditionally tendered (for which the condition was not initially satisfied) and not withdrawn prior to the Expiration Date, will be selected for purchase by random lot in accordance with the Offer to Purchase; provided that, to be eligible for purchase by random lot, all Shares owned by the tendering shareholder must have been properly tendered and the appropriate box must have been checked in the “Conditional Tenders” box in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

         THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED PURSUANT TO THE OFFER. SEE SECTION 7 OF THE OFFER TO PURCHASE.

         For your information and for forwarding to your clients for whom you hold Shares registered in your name (or in the name of your nominee), we are enclosing the following documents:

1.	The Offer to Purchase;

2.
A Letter to Clients, which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee. The Letter to Clients provides that you, the broker, will attach to the Letter to Clients an Instruction Form that clients must complete containing the client’s instructions regarding the tendering of shares;

3.	The Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

4.	A letter to the Company's shareholders from the President and Chief Executive Officer of the Company;

5.	A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date;

6.	A Question and Answer Brochure for your use and for the information of your clients; and

7.	A return envelope addressed to UMB Bank, N.A., as Depositary.

         YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., CENTRAL STANDARD TIME, ON MARCH 14, 2003, UNLESS THE OFFER IS EXTENDED.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer other than the fee paid to the Dealer Manager as described in the Offer to Purchase. The Company will, upon written request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials related to the Offer to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Instruction 6 of the Letter of Transmittal.

         In order to take advantage of the Offer, a shareholder must do either (1) or (2) below before the Offer expires:

(1)
A duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

(2)	The guaranteed delivery procedure set forth in Section 2 of the Offer to Purchase must be complied with.

         Any inquiries you may have with respect to the Offer should be addressed to the Depositary or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

         Additional copies of the enclosed material may be obtained from the Dealer Manager, telephone: 1-866-440-2482 (toll free), attention Robert France.

Very truly yours, DONNELLY, PENMAN, FRENCH, HAGGARTY & CO.

Enclosures

         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF GERMAN AMERICAN BANCORP OR ANY OF ITS AFFILIATES, THE DEALER MANAGER OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.